NEW ALTERNATIVES FUND, INC.

Underwriting Agreement

Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., New Alternatives Fund, Inc. (the “Fund”) and BNY Mellon Distributors Inc. (formerly known as PFPC Distributors, Inc.) (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of July 1, 2006, (the “Existing Agreement”), except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Underwriting Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s Board of Directors, or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (the “1940 Act”)) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Underwriting Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Underwriting Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Underwriting Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund’s Board of Directors, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, or by the Distributor. This Underwriting Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

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IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

NEW ALTERNATIVES FUND, INC.

/s/ David J. Schoenwald
By:	David J. Schoenwald
Title:	Chairman of the Board and President
Date:	6/28/2010

BNY MELLON DISTRIBUTORS INC.

/s/ Tom Deck
By:	Tom Deck
Title:	President

Date:	7/1/2010

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